UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITES PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SHELL CANADA LIMITED
(Exact name of registrant as specified in its charter)

Canada (State of Incorporation or Organization) 400 - 4th Avenue S.W. Calgary, Alberta Canada (Address of Principal Executive Offices)	98-0397084 (I.R.S. Employer Identification No.) T2P 0J4 (Postal Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered none	Name of exchange on which each class to be registered none

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: none

Securities to be registered pursuant to section 12(g) of the Act:

Common Shares
(Title of Class)

The undersigned registrant hereby amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 000-12049), filed with the Securities and Exchange Commission (the “Commission”) on April 30, 1984, by the undersigned registrant (the “Form 8-A”), as set forth below.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.
Reference is made to the Form 8-A. Subsequent to the filing of the Form 8-A with the Commission, the registrant’s articles of incorporation have been amended from time to time in accordance with Canadian law, and on May 18, 2000 the registrant filed its Restated Articles of Incorporation (the “Restated Articles”) in Canada. Pursuant to the Restated Articles, the Form 8-A is hereby amended as follows:

•	Replacing all references to “Class “A” Common Shares” with “Common Shares”.
•	Deleting all references to “Class “B” Common Shares”.
•	Deleting paragraphs 3 and 4 of the Form 8-A, which describe the Series A Preferred Shares.
•	Deleting paragraph 11, which describes the right of holders of Common Shares to receive dividends, in its entirety and replacing it with the following:

“Subject to the rights of the holders of the Preferred Shares and the Preference Shares and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, all dividends which the directors may declare in any fiscal year of the Corporation shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding without preference or priority.”

In addition, as of July 28, 2005, there are 825,002,312 Common Shares, 100 Preference Shares and no Preferred Shares outstanding.

Item 2. Exhibits
Exhibits 1, 2 and 3 of the Form 8-A have been amended or replaced since April 30, 1984, and are hereby replaced with the following (copies of which are attached hereto):

Exhibit Number	Description
4.1	Restated Articles of Incorporation of Shell Canada Limited dated May 18, 2000, and Certificate of Amendment dated June 6, 2005 (to replace Exhibit 2).
4.2	By-law 57 of Shell Canada Limited enacted March 13, 2003 (to replace Exhibit 3).
20.1	Specimen Common Share certificate (to replace Exhibit 1).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 29, 2005

SHELL CANADA LIMITED
By:	/s/ Simon A. Fish
Name: Simon A. Fish
Title: Vice President, General Counsel and Secretary

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